As filed with the Securities and Exchange Commission on April 6, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________________

Pure Storage, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	27-1069557
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)
 650 Castro Street, Suite 400
Mountain View, California
94041
(800) 379-7873
(Address of principal executive offices, including zip code)

____________________________________

Pure Storage, Inc. 2015 Equity Incentive Plan
Pure Storage, Inc. 2015 Amended and Restated Employee Stock Purchase Plan
(Full titles of the plans)
_____________________________________

Charles Giancarlo
Chief Executive Officer
Pure Storage, Inc.
650 Castro Street, Suite 400
Mountain View, California 94041
(800) 379-7873
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Mark P. Tanoury John T. McKenna Seth J. Gottlieb Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Niki Armstrong VP, General Counsel and Corporate Secretary Todd Wheeler Pure Storage, Inc. 650 Castro Street, Suite 400 Mountain View, California 94041 (800) 379-7873

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
2015 Equity Incentive Plan

The 2015 Equity Incentive Plan (the “2015 Plan”) of Pure Storage, Inc. (“Pure”) provides that the total number of shares reserved for issuance under the 2015 Plan will be automatically increased on the first day of each fiscal year in an amount equal to 5% of the total number of shares of Pure’s capital stock outstanding on the last day of the calendar month prior to the date of each automatic increase, or a lesser number of shares determined by the Pure board of directors. Accordingly, on February 7, 2022, the number of shares of common stock reserved under the 2015 Plan increased by an additional 14,630,607 shares (or 5% of the outstanding shares of common stock as of January 31, 2022).

Amended and Restated 2015 Employee Stock Purchase Plan

The Amended and Restated 2015 Employee Stock Purchase Plan (the “2015 ESPP”) of Pure provides that the total number of shares reserved for issuance under the 2015 ESPP will automatically increase on February 1st of each calendar year by the lesser of (1) 1% of the total number of shares of Pure common stock outstanding on the last day of the calendar month prior to the date of the automatic increase and (2) 3,500,000 shares; provided that prior to the date of any such increase, the Pure board of directors may determine that such increase will be less than the amount set forth in clauses (1) and (2). Accordingly, on February 1, 2022, the number of shares of common stock reserved under the 2015 ESPP increased by an additional 2,926,121 shares (or 1% of the outstanding shares of common stock as of January 31, 2022).

These additional shares of common stock are securities of the same class as other securities for which the Registration Statements on Forms S-8 (File No. 333-207315, File No. 333-210417, File No. 333-220396, File No. 333-223927, File No. 333-230248, File No. 333-233587, File No. 333-237418 and File No. 333-254682) (“Prior Forms S-8”) were filed with the Securities and Exchange Commission (the “Commission”) on October 7, 2015, March 25, 2016, September 8, 2017, March 26, 2018, March 14, 2019, August 30, 2019, March 27, 2020 and March 25, 2021, respectively.

PART II

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Pursuant to General Instruction E to Form S-8, the contents of the Prior Forms S-8 are incorporated herein by reference and made a part hereof.

All other reports and documents subsequently filed by Pure pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Todd Wheeler, a vice president and in-house counsel employed by Pure, has provided an opinion regarding the legality of the common stock registered under this Registration Statement. Mr. Wheeler holds common stock and awards under the 2015 Plan and participates in the 2015 ESPP. Mr. Wheeler beneficially owns or has rights to acquire an aggregate of less than 1% of the total outstanding shares of Pure's common stock.

ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Form	SEC File No.	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation.	10-Q	001-37570	3.1	12/11/2015
4.2	Amended and Restated Bylaws.	S-1	333-206312	3.4	9/9/2015
4.3	Form of Class A Common Stock Certificate.	S-1	333-206312	4.1	9/9/2015
5.1 *	Opinion of Counsel.	-	-	-	-
23.1 *	Consent of Counsel (included in Exhibit 5.1).	-	-	-	-
23.2 *	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	-	-	-	-
24.1 *	Power of Attorney (included on the signature page of this Form S-8).	-	-	-	-
99.1*	Pure Storage, Inc. 2015 Equity Incentive Plan.	-	-	-	-
99.2	Forms of Grant Notice, Stock Option Agreement and Notice of Exercise under the Pure Storage, Inc. 2015 Equity Incentive Plan.	S-1	333-206312	10.4	9/24/2015
99.3	Form of Restricted Stock Unit Grant Notice and Award Agreement under the Pure Storage, Inc. 2015 Equity Incentive Plan.	10-K	001-37570	10.6	3/25/2016
99.4	Form of Restricted Stock Award Grant Notice and Award Agreement under the Pure Storage, Inc. 2015 Equity Incentive Plan.	8-K	001-37570	10.1	3/16/2018
99.5	Pure Storage, Inc. 2015 Amended and Restated Employee Stock Purchase Plan.	10-Q	001-37570	10.1	8/30/2019
107.1*	Filing Fee Table	-	-	-	-

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 6th day of April, 2022.

PURE STORAGE, INC.

By:	/s/ Charles Giancarlo
Charles Giancarlo Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Giancarlo, Kevan Krysler and John Colgrove, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Giancarlo	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	April 6, 2022
Charles Giancarlo

/s/ Kevan Krysler	Chief Financial Officer (Principal Financial Officer)	April 6, 2022
Kevan Krysler

/s/ Mona Chu	Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 6, 2022
Mona Chu

/s/ Scott Dietzen	Vice Chairman and Director	April 6, 2022
Scott Dietzen

/s/ John Colgrove	Chief Visionary Officer and Director	April 6, 2022
John Colgrove

/s/ Andrew Brown	Director	April 6, 2022
Andrew Brown

/s/ John Murphy	Director	April 6, 2022
John Murphy

/s/ Jeff Rothschild	Director	April 6, 2022
Jeff Rothschild

/s/ Roxanne Taylor	Director	April 6, 2022
Roxanne Taylor

/s/ Susan Taylor	Director	April 6, 2022
Susan Taylor

/s/ Greg Tomb	Director	April 6, 2022
Greg Tomb

/s/ Mallun Yen	Director	April 6, 2022
Mallun Yen